EXHIBIT 99.4





                              2007 AMENDMENT TO
                           THE 1998 RESTATEMENT OF
            THE CON-WAY DEFERRED COMPENSATION PLAN FOR EXECUTIVES
                              (FORMERLY CALLED
           THE CNF INC. DEFERRED COMPENSATION PLAN FOR EXECUTIVES)


                                  Preamble

     The 1998 Restatement of the CNF Inc. Deferred Compensation Plan for Executives (the "Plan") was executed as of December 8, 1997 and was subsequently amended six times prior to October 3, 2004. Section 409A of the Internal Revenue Code provides that income under a nonqualified deferred compensation plan (such as the Plan) is subject to tax at the time of the deferral unless the nonqualified deferred compensation plan meets an extensive new set of rules. Section 409A is effective for amounts deferred in taxable years beginning after December 31, 2004. Section 409A does not apply to amounts deferred in prior taxable years unless the plan under which the deferral is made is materially modified after October 3, 2004.

     Con-way adopted a 2005 Deferred Compensation Plan for Executives (as amended from time to time, the "2005 Plan") to provide for deferrals in taxable years beginning after December 31, 2004. Con-way continues to maintain the Plan, but intends not to materially modify the Plan after October 3, 2004 and intends not to allow deferrals under the Plan after December 31, 2004.

     In December of 2004, Con-way executed Amendment No. 7 to make clear that certain deferrals were subject to the 2005 Plan rather than the Plan. This 2006 Amendment supersedes and restates Amendment No. 7. This 2007 Amendment also changes the Plan's notional investment measures. Proposed Regulation *1.409A-6(a)(4)(iv) provides that a change to notional investment measures is not a material modification.

     Capitalized terms used in this 2007 Amendment without definition shall have the meanings given to those terms in the Plan.

                                  Amendment

     The Plan is hereby amended as follows, pursuant to Section 11.2:

     1. The name of the Plan is changed to the Con-way Inc. 1998 Deferred Compensation Plan for Executives, effective April 18, 2006.

     2. The 2005 and 2006 portions of the Value Management Awards that were subject to deferral elections made in December of 2002 and December of 2003 for cycles that end on December 31, 2005 and December 31, 2006 shall not be governed by the Plan, but shall be governed by the 2005 Plan.

     3. The third sentence of Section 3.3(b) of the Plan provides that the amount subject to an Investment Change shall be transferred first from such Participant's earliest deferral under the Plan and thereafter from subsequent deferrals under the Plan in the order in which they were elected. Effective upon adoption of this 2007 Amendment, the Participant may elect to convert all or a portion of one or more Plan Year Account Balances into Phantom Stock Units, in any order selected by the Participant.

     4.Section 3.6(a) of the Plan provides that a Participant's Cash Account shall be credited with interest based on the Moody's Seasoned Corporate Bond Rate or such other rate as the Committee may determine in its sole discretion prior to the beginning of a Plan Year. Effective upon execution of this 2007 Amendment, a Participant may elect to have one or more funds selected by the Participant from a list of available funds apply to all or any portion of the Participant's Cash Account. After any such election becomes effective, the portion of Participant's Cash Account will no longer be credited with interest based on the Moody's Seasoned Corporate Bond Rate (or such other rate as the Committee may determine in its sole discretion prior to the beginning of a Plan Year), and the performance of the funds selected by the Participant will determine the gains or losses that will be attributed to that portion of such Participant's Cash Account. The list of available funds will be those designated by the Con-way Administrative Committee under the 2005 Plan, and the Participant may select from among the available funds under procedures substantially similar to the procedures that apply under the 2005 Plan.

     5. Any election made pursuant to Section 4 above shall take effect as of the date that the election is made and shall be irrevocable. Installment payouts shall be determined based on the value of the Plan Year Account Balance ten days prior to each installment payment date. The amount of each installment payment made with respect to each Plan Year Account Balance shall be determined by dividing the Participant's Plan Year Account Balance by the number of the remaining installment payments (including the installment payment being made at that time).

                                Saving Clause

     Con-way intends the Plan  not  to be subject to the requirements of Code
Section 409A. Accordingly, Con-way intends this 2007 Amendment not to be a material modification of the Plan. If any provision in this 2007 Amendment would constitute a material modification, that provision shall be void, and the rest of this 2007 Amendment shall continue in effect.

     IN WITNESS WHEREOF, Con-way Inc. has executed this 2007 Amendment.

                               CON-WAY INC.


                               By:
                                 Jennifer W. Pileggi, Senior Vice President,
                                 General Counsel and Secretary

                                 Dated:  _________________, 2007